Exhibit 99.1

Contacts:	Media
Erin DiPietro
(412) 433-6845
Investors/Analysts
Dan Lesnak
(412) 433-1184

FOR IMMEDIATE RELEASE

UNITED STATES STEEL CORPORATION REPORTS

2012 THIRD QUARTER RESULTS

•	Reportable segment and Other Businesses income from operations of $171 million

•	Net income of $44 million, or $0.28 per diluted share, including a $0.13 per diluted share charge for employee lump sum payments provided in the new labor agreement

•	Third quarter shipments of 5.3 million tons and net sales of $4.7 billion

•	Strong liquidity position with $536 million of cash and $2.4 billion of total liquidity

PITTSBURGH, October 30, 2012 – United States Steel Corporation (NYSE: X) reported third quarter 2012 net income of $44 million, or $0.28 per diluted share, compared to second quarter 2012 net income of $101 million, or $0.62 per diluted share, and third quarter 2011 net income of $22 million, or $0.15 per diluted share. Net income for the third quarter 2012 included a $22 million, or $0.13 per diluted share, after-tax charge for employee lump sum payments as provided in the new labor agreement. Net income for the second quarter 2012 included an $11 million after-tax early redemption premium on our $300 million 5.65% Senior Notes due 2013. Net income for the third quarter 2011 included $96 million of net foreign currency losses, primarily related to the accounting remeasurement of a U.S. dollar denominated intercompany loan to a European entity.

Earnings Highlights

(Dollars in millions, except per share amounts)	3Q 2012	2Q 2012	3Q 2011
Net Sales	$4,652	$5,017	$5,081
Segment income (loss) from operations
Flat-rolled	$29	$177	$203
U. S. Steel Europe	27	34	(50)
Tubular	102	103	134
Other Businesses	13	16	8
Total reportable segment and Other Businesses income from operations	$171	$330	$295
Postretirement benefit expense	(74)	(77)	(96)
Other items not allocated to segments	(35)	-	-
Income from operations	$62	$253	$199
Net interest and other financial costs	45	82	144
Income tax (benefit) provision	(27)	70	33
Net income attributable to United States Steel Corporation	$44	$101	$22
-Per basic share	$0.30	$0.70	$0.15
-Per diluted share	$0.28	$0.62	$0.15

Commenting on results, U. S. Steel Chairman and CEO John P. Surma said, “Third quarter operating results were positive for all three reportable segments in an economic environment that was more challenging than the second quarter. Our Tubular segment once again had solid results despite declining rig activity and pricing pressure caused by rising oil country tubular goods inventory and continued high levels of imports. Our Flat-rolled and European segments were profitable but continue to be challenged by difficult global economic conditions. In addition, our Flat-rolled segment continued to be adversely affected by increased import levels.”

The company reported third quarter 2012 reportable segment and Other Businesses income from operations of $171 million, or $32 per ton, compared with income of $330 million, or $61 per ton, in the second quarter of 2012 and income of $295 million, or $54 per ton, in the third quarter of 2011.

Other items not allocated to segments in the third quarter of 2012 consisted of a $35 million pre-tax charge for employee lump sum payments as provided in the new labor agreement.

2

For the third quarter 2012, we recorded a tax benefit of $27 million on our pre-tax income of $17 million. The third quarter 2012 tax benefit includes $20 million, or $0.12 per diluted share, of favorable effects associated with the settlement of prior years’ income tax audits and $26 million, or $0.15 per diluted share, of a tax benefit to adjust our estimated 2011 federal income tax liability to our actual tax liability reflected in our tax return as filed in the third quarter. The tax benefit does not reflect any tax benefit for pre-tax losses in Canada, which is a jurisdiction where we have recorded a full valuation allowance on deferred tax assets.

As of September 30, 2012, U. S. Steel had $536 million of cash and $2.4 billion of total liquidity.

Reportable Segments and Other Businesses

Flat-rolled third quarter results decreased from the second quarter primarily due to a $31 per ton decrease in average realized prices, as significant price decreases for domestic scrap and globally traded steelmaking raw materials placed downward pressure on spot and index-based pricing mechanisms in North America in the third quarter. The spot market continues to be pressured by high import volumes, which for sheet products have increased 13 percent year over year through the first nine months of 2012. Proceeds from steel substrate sales to our Tubular segment have also decreased. Shipments and operating costs for our Flat-rolled segment were comparable to the second quarter.

Despite the continued economic challenges, third quarter results remained positive for our European segment. Results were lower than the second quarter as average realized prices decreased compared to the second quarter due to weaker spot market prices. Shipments were also lower in the third quarter as a result of the continued conservative buying pattern by service centers and distributors, reduced automotive production schedules and the normal summer holiday outages. Operating costs decreased compared to the second quarter due to lower raw materials prices and good operating cost performance.

3

Third quarter results for our Tubular segment were in line with the second quarter. Shipments decreased as end users adjusted their drilling plans and curtailed spending due to economic uncertainty and concern over energy prices. Average realized prices declined slightly as import levels remained high resulting in pricing pressure from increased supply. Operating costs decreased compared to the second quarter due to lower substrate costs.

Outlook

Commenting on U. S. Steel’s outlook for the fourth quarter, Surma said, “Our results are expected to reflect continued weakness in the European and emerging market economies, as well as economic uncertainty in North America. We expect total reportable segment and Other Businesses operating results to be around breakeven for the fourth quarter with decreased results in all reportable segments.”

We expect a loss for our Flat-rolled segment due to slightly lower average realized prices, as well as lower shipments and higher operating costs. Average realized prices and shipments are expected to be lower compared to the third quarter as a result of cautious purchasing patterns early in the quarter created by the uncertain global economic outlook; however, market conditions have recently begun improving in North America, and we believe that we are already beyond the spot price trough of the fourth quarter. New spot orders are being transacted at higher prices for delivery later this quarter. Operating costs are expected to increase due to scheduled blast furnace and other maintenance projects.

We expect our European segment results to be around breakeven. Average realized prices are expected to decrease reflecting lower spot market and quarterly contract pricing. Shipments are projected to decrease compared to the third quarter due to lower consumption in automotive and other end user industries. Operating costs are expected to decrease compared to the third quarter primarily due to lower raw materials costs.

4

We expect fourth quarter results for our Tubular segment to remain profitable but well below third quarter results. Average realized prices are expected to be lower and shipments are projected to be significantly lower than the third quarter as imports continue at high levels despite end users decreasing drilling activity in order to operate within their 2012 capital budgets. Inventory management by our customers may also be a considerable factor as we approach year-end. Operating costs are expected to increase due to operating inefficiencies caused by lower production volumes.

We expect a minimal tax provision/benefit in the fourth quarter primarily due to the full valuation allowance on deferred tax assets in Canada.

*****

This release contains forward-looking statements with respect to market conditions, operating costs, shipments, prices, capital spending, and employee benefit costs and payments. Although we believe that we are experiencing a gradual economic recovery, there are signs of continued economic issues in Europe and U. S. Steel cannot control or predict the impact. Other more normal factors that could affect market conditions, costs, shipments and prices for both North American and European operations include: (a) foreign currency fluctuations and related activities; (b) global product demand, prices and mix; (c) global and company steel production levels; (d) plant operating performance; (e) natural gas, electricity, raw materials and transportation prices, usage and availability; (f) international trade developments, including court decisions, legislation and agency decisions on petitions and sunsets; (g) the impact of fixed prices in energy and raw materials contracts (many of which have terms of one year or longer) as compared to short-term contract and spot prices of steel products; (h) changes in environmental, tax, pension and other laws; (i) the terms of collective bargaining agreements; (j) employee strikes or other labor issues; and (k) U.S. and global economic performance and political developments. Domestic steel shipments and prices could be affected by import levels and actions taken by the U.S. Government and its agencies, including those related to CO2 emissions, climate change and shale gas development. Economic conditions and political factors in Europe and Canada that may affect U. S. Steel Europe’s and U. S. Steel Canada’s results include, but are not limited to: (l) taxation; (m) nationalization; (n) inflation; (o) government instability; (p) political unrest; (q) regulatory actions; and (r) quotas, tariffs, and other protectionist measures. To the extent that actual 2012 results for U.S. and foreign income or loss vary from estimates applied at the end of the most recent interim period, the actual tax provision or benefit recognized in 2012 could be materially different from the forecasted amount. In accordance with “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, cautionary statements identifying important factors, but not necessarily all factors, that could cause actual results to differ materially from those set forth in the forward-looking statements have been included in U. S. Steel’s Annual Report on Form 10-K for the year ended December 31, 2011, and in subsequent filings for U. S. Steel.

*****

5

A Consolidated Statement of Operations (Unaudited), Consolidated Cash Flow Statement (Unaudited), Condensed Consolidated Balance Sheet (Unaudited) and Preliminary Supplemental Statistics (Unaudited) for U. S. Steel are attached.

The company will conduct a conference call on third quarter earnings on Tuesday, October 30, at 2 p.m. EDT. To listen to the webcast of the conference call, visit the U. S. Steel website, www.ussteel.com, and click on “Current Information” under the “Investors” section.

For more information on U. S. Steel, visit our website at www.ussteel.com.

-oOo-

2012-025

6

UNITED STATES STEEL CORPORATION

CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)

	Quarter Ended			Nine Months Ended
	Sept. 30	June 30	Sept. 30	September 30
(Dollars in millions)	2012	2012	2011	2012	2011

NET SALES	$4,652	$5,017	$5,081	$14,841	$15,065

OPERATING EXPENSES (INCOME):
Cost of sales (excludes items shown below)	4,311	4,477	4,560	13,414	13,679
Selling, general and administrative expenses	166	173	181	512	550
Depreciation, depletion and amortization	163	164	172	490	512
Income from investees	(48)	(44)	(27)	(116)	(66)
Net (gain) loss on disposal of assets	(1)	-	-	308	(10)
Other income, net	(1)	(6)	(4)	(9)	(8)

Total operating expenses	4,590	4,764	4,882	14,599	14,657

INCOME FROM OPERATIONS	62	253	199	242	408
Net interest and other financial costs	45	82	144	177	136

INCOME BEFORE INCOME TAXES AND NONCONTROLLING INTERESTS	17	171	55	65	272
Income tax (benefit) provision	(27)	70	33	139	114

Net income (loss)	44	101	22	(74)	158
Less: Net income attributable to the noncontrolling interests	-	-	-	-	-
NET INCOME (LOSS) ATTRIBUTABLE TO UNITED STATES STEEL CORPORATION	$44	$101	$22	$(74)	$158

COMMON STOCK DATA:

Net income (loss) per share attributable to
United States Steel Corporation shareholders:
-Basic	$0.30	$0.70	$0.15	$(0.51)	$1.10
-Diluted	$0.28	$0.62	$0.15	$(0.51)	$1.02

Weighted average shares, in thousands
-Basic	144,350	144,176	144,067	144,199	143,932
-Diluted	171,673	171,416	144,452	144,199	171,534

Dividends paid per common share	$0.05	$0.05	$0.05	$0.15	$0.15

UNITED STATES STEEL CORPORATION

CONSOLIDATED CASH FLOW STATEMENT (Unaudited)

		Nine Months Ended
		September 30
(Dollars in millions)		2012	2011

Cash (used in) provided by operating activities:
Net (loss) income		$(74)	$158
Depreciation, depletion and amortization		490	512
Pensions and other postretirement benefits		(112)	(74)
Deferred income taxes		86	10
Net loss on disposal of assets		308	(10)
Working capital changes		215	(623)
Income taxes receivable/payable		27	148
Currency remeasurement loss (gain)		(13)	(26)
Other operating activities		31	13
Total		958	108

Cash (used in) provided by investing activities:
Capital expenditures (a)		(536)	(626)
Disposal of assets		141	16
Other investing activities		(71)	(1)
Total		(466)	(611)

Cash provided by (used in) financing activities:
Revolving credit facilities	- borrowings	523	3,316
	- repayments	(653)	(3,163)
Receivables Purchase Agreement (payments) proceeds		(380)	75
Issuance of long-term debt, net of financing costs		485	-
Repayment of long-term debt		(319)	(18)
Common stock issued		-	4
Dividends paid		(22)	(22)
Other financing activities		-	1
Total		(366)	193

Effect of exchange rate changes on cash		2	2

Net increase (decrease) in cash and cash equivalents		128	(308)
Cash and cash equivalents at beginning of the year		408	578

Cash and cash equivalents at end of the period		$536	$270

(a) Excludes the change in accrued capital expenditures of $50 million for the nine months ended September 30, 2012. The change in accrued capital expenditures was immaterial for the nine months ended September 30, 2011.

UNITED STATES STEEL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited)

	Sept. 30	Dec. 31
(Dollars in millions)	2012	2011

Cash and cash equivalents	$536	$408
Receivables, net	2,412	2,053
Receivables sold to third party conduits	-	380
Inventories	2,525	2,775
Other current assets	173	158
Total current assets	5,646	5,774
Property, plant and equipment, net	6,390	6,579
Investment and long-term receivables, net	645	683
Goodwill and intangible assets, net	2,071	2,045
Other assets	744	992

Total assets	$15,496	$16,073

Accounts payable	$1,948	$2,063
Payroll and benefits payable	1,048	1,003
Short-term debt and current maturities of long-term debt	1	20
Borrowings under Receivables Purchase Agreement	-	380
Other current liabilities	270	183
Total current liabilities	3,267	3,649
Long-term debt, less unamortized discount	3,939	3,828
Employee benefits	3,989	4,600
Other long-term liabilities	438	495
United States Steel Corporation stockholders' equity	3,861	3,500
Noncontrolling interests	2	1

Total liabilities and stockholders' equity	$15,496	$16,073

UNITED STATES STEEL CORPORATION

PRELIMINARY SUPPLEMENTAL STATISTICS (Unaudited)

	Quarter Ended			Nine Months Ended
	Sept. 30	June 30	Sept. 30	September 30
(Dollars in millions)	2012	2012	2011	2012	2011

INCOME (LOSS) FROM OPERATIONS
Flat-rolled	$29	$177	$203	$389	$541
U. S. Steel Europe	27	34	(50)	27	(73)
Tubular	102	103	134	334	197
Other Businesses	13	16	8	46	30

Reportable Segment and Other Businesses Income from Operations	171	330	295	796	695
Postretirement benefit expense	(74)	(77)	(96)	(228)	(287)
Other items not allocated to segments:
Loss on sale of U. S. Steel Serbia	-	-	-	(399)	-
Gain on sale of transportation assets	-	-	-	89	-
Property tax settlements	-	-	-	19	-
Labor agreement lump sum payments	(35)	-	-	(35)	-

Total Income from Operations	$62	$253	$199	$242	$408

CAPITAL EXPENDITURES
Flat-rolled	$89	$151	$160	$421	$427
U. S. Steel Europe	15	12	26	29	93
Tubular	17	4	30	25	94
Other Businesses	8	1	9	11	12

Total	$129	$168	$225	$ 486 (a)	$626

(a) Capital expenditures include $50 million of changes in accrued but unpaid capital expenditures for the nine months ended Sepember 30, 2012. Changes in the accrued but unpaid capital expenditures for the nine months ended September 30, 2011 were not material.

UNITED STATES STEEL CORPORATION

PRELIMINARY SUPPLEMENTAL STATISTICS (Unaudited)

	Quarter Ended			Nine Months Ended
	Sept. 30	June 30	Sept. 30	September 30
	2012	2012	2011	2012	2011

OPERATING STATISTICS
Average realized price: ($/net ton) (a)
Flat-rolled	741	772	773	759	765
U. S. Steel Europe	731	767	862	749	868
Tubular	1,676	1,706	1,699	1,704	1,576
Steel Shipments: (a) (b)
Flat-rolled	3,972	3,986	3,835	12,050	11,725
U. S. Steel Europe	911	955	1,196	2,911	3,779
Tubular	457	493	481	1,479	1,330

Total Steel Shipments	5,340	5,434	5,512	16,440	16,834
Intersegment Shipments: (b)
Flat-rolled to Tubular	456	460	492	1,415	1,339
U. S. Steel Europe to Flat-rolled	128	44	-	249	71
Raw Steel Production: (b)
Flat-rolled	4,699	4,688	4,516	14,430	14,008
U. S. Steel Europe	1,140	1,173	1,317	3,553	4,429
Raw Steel Capability Utilization: (c)
Flat-rolled	77%	77%	74%	79%	77%
U. S. Steel Europe	90%	94%	71%	90%	80%
USSK	90%	94%	82%	92%	87%

(a)	Excludes intersegment shipments.
(b)	Thousands of net tons.
(c)	Based on annual raw steel production capability of 24.3 million net tons for Flat-rolled and 7.4 million net tons for U. S. Steel Europe. Subsequent to the sale of USSS on January 31, 2012, annual raw steel production capability for USSE is 5.0 million net tons.